UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2005

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wilshire Boulevard, Suite 220, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)           On April 5, 2005, Nara Bancorp, Inc. (“Nara Bancorp” or the “Company”) received a letter from The Nasdaq Stock Market, Listing Qualifications Department, advising the Company that, as a result of the Company’s failure to file its annual report on Form 10-K for the fiscal year ended December 31, 2004 (the “Annual Report”) with the Securities and Exchange Commission by the due date of March 31, 2005, the Company was out of compliance with Marketplace Rule 4310(c)(14) and that as a result of such filing delinquency, a fifth character “E” would be appended to its trading symbol commencing at the opening of trading on April 7, 2005.  Nasdaq further advised the Company that its securities will be delisted from The Nasdaq Stock Market at the opening of business on April 14, 2005, unless the Company requests a hearing in accordance with the Marketplace Rules.  The Company intends to request a hearing.

(b)           On March 31, 2005, Nara Bancorp notified Nasdaq that it would not file its Annual Report on a timely basis and as a result, would be out of compliance with Marketplace Rule 4310(c)(14).  As previously announced, the Company’s independent registered public accounting firm has been engaged by the Audit Committee to audit the Company’s financial statements for the fiscal years ended December 31, 2002 and 2003.   The Company is working diligently to complete the audits as soon as practicable, to amend its previously filed annual reports on Form 10-K for the fiscal years ended December 31, 2002 and 2003 and to file its annual report on Form 10-K for the fiscal year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: April 5, 2005	/s/ Christine Oh
Christine Oh
Acting Chief Financial Officer